Exhibit 99.1

Response Biomedical Corp. Renegotiates Term Loan with Silicon Valley Bank

VANCOUVER, B.C., December 15, 2014 – Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCBB: RPBIF) announced that the Company has entered into an Amendment to its existing Loan Agreement (the “Amended Loan Agreement”) with the lender under its outstanding term loan, Silicon Valley Bank (“SVB”), as of December 15, 2014. Under the terms of the Amended Loan Agreement, SVB has agreed to continue to advance the remaining outstanding principal of US$1,359,375 for the same term and interest rate, waive its rights in respect of the previously announced breaches of certain financial covenants and to remove any future minimum revenue and liquidity ratio financial covenants. SVB will receive additional warrants and a final payment of up to 4% of the principal advanced.

The Company continues to be current with all principal and interest payments due on all outstanding indebtedness.

Under the terms of the Amended Loan Agreement, interest only payments will be made until April 1, 2015 at which time, 26 equal monthly installments of principal plus accrued interest will be made through to maturity on May 1, 2017. In addition, Response will pay a final payment of up to 4% of the outstanding principal advanced upon repayment. The loan bears an interest rate of Wall Street Journal Prime Rate plus 2.5% annually. Response has provided SVB with 54,905 warrants with an exercise price of $1.00 per warrant and a term of 10 years. The loan will be secured by substantially all of the assets of the Company.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid onsite diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single use disposable test cartridges and has the potential to be adapted to any other medical and nonmedical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism and infectious diseases. In the nonclinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid onsite detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements and the assumptions upon which such forward-looking statements are made are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information please contact.

Response Biomedical Corp.:

W.J. (Bill) Adams, 604 456 6010

Chief Financial Officer

ir@responsebio.com